Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 121 to the Registration Statement (Form N-1A, No. 033-23166) of Morgan Stanley Institutional Fund, Inc. and to the incorporation by reference of our report, dated February 25, 2013 on Small Company Growth Portfolio included in the Annual Report to Shareholders of Morgan Stanley Institutional Fund, Inc. for the fiscal year ended December 31, 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 12, 2013